Exhibit 99.1

Ambrx Raises $78 Million and Completes its ATM Program

SAN DIEGO, March 13, 2023 – Ambrx Biopharma Inc., or Ambrx (NYSE: AMAM), today announced that it has completed net sales of approximately $78 million of American Depositary Shares (“ADSs”) pursuant to the Company’s at-the-market (“ATM”) program established on Aug 5, 2022, through Cowen and Company LLC (“TD Cowen”), acting as sales agent. The ATM program had an aggregate offering price of up to $80 million in gross proceeds. Through the utilization of the ATM, the Company has raised $78 million in net proceeds, after deducting sales commissions, thereby exhausting the capacity of the ATM and completing it.

Pursuant to its ATM sales agreement with TD Cowen, Ambrx sold an aggregate of 16,575,826 ADSs at an average selling price of $4.83 per ADS, resulting in net proceeds of $78 million. As of the completion of the ATM on March 10, 2023, the Company had 386,486,014 ordinary shares outstanding (including ordinary shares in the form of ADSs), equivalent to approximately 55,212,287 ADSs. Each ADS represents seven ordinary shares of the Company.

The capital raised from the now completed ATM (approximately $78 million) is in addition to the Company’s preliminary cash position previously disclosed in the Company’s Current Report on Form 8-K dated February 6, 2023, wherein the Company provided that, based on then-current estimates, as of December 31, 2022, the Company had cash, cash equivalents and marketable debt securities, available-for-sale of $101.3 million.

“Our focus is on ARX788 and ARX517. With the addition of the capital raised under the now completed ATM, we believe we have sufficient capital resources to execute on our current development plans into 2025,” said Daniel J. O’Connor, President and CEO of Ambrx. “Further, we are aware of the closure of Silicon Valley Bank (“SVB”). Ambrx does not hold cash deposits or securities at SVB. The investment of the Company’s cash is governed by an investment policy designed to preserve its capital, safeguard its funds and limit exposure to risk.”

About Ambrx Biopharma Inc.

Ambrx is a clinical stage biopharmaceutical company using an expanded genetic code technology platform to discover and develop next generation antibody drug conjugates (ADCs) and other engineered therapies to modulate the immune system. Ambrx is advancing a focused portfolio of clinical and preclinical programs designed to optimize efficacy and safety in multiple cancer indications, including ARX517, its proprietary antibody-drug conjugates (ADC) targeting the prostate-specific membrane antigen (PSMA) and ARX788, its proprietary ADC targeting HER2. In addition, Ambrx has preclinical and clinical collaborations with multiple partners on drug candidates generated using Ambrx technology. Ambrx spun out of The Scripps Research Institute in 2003 and has several other product candidates involving ADCs and other aspects of Ambrx’s protein engineering technology. For more information, please visit www.ambrx.com. Ambrx routinely posts information that may be important to investors on its website.

Forward-Looking Statements

This press release includes certain “forward-looking statements” intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements may be identified by the words “intend,” “plan,” and similar expressions, and include, without limitation, express or implied statements regarding Ambrx’s preliminary estimates of cash, cash equivalents and marketable debt securities, available-for-sale, as of December 31, 2022, Ambrx’s estimated cash runway and Ambrx’s clinical trial and product candidate plans and strategy. Forward-looking statements are based on Ambrx’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, those risks and uncertainties associated with: the continuing impact of the COVID-19 pandemic and other public health-related risks and events on Ambrx’s business, operations, strategy, goals and anticipated milestones; Ambrx’s ability to execute on its strategy including with respect to the timing of its R&D efforts, initiation of clinical trials and other anticipated milestones; risks associated with development and marketing approval of novel therapeutics, including potential delays in clinical trials and regulatory submissions and the fact that future clinical trial results/data may not be consistent with interim, initial or preliminary results/data or results/data from prior preclinical studies or clinical trials; Ambrx’s ability to fund operations as anticipated; and the additional risks and uncertainties set forth more fully under the caption “Risk Factors” in Ambrx’s Annual Report on Form 20-F filed with the SEC on April 26, 2022, and elsewhere in Ambrx’s filings and reports with the SEC. Forward-looking statements contained in this press release are made as of this date, and Ambrx undertakes no duty to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.

Contacts

INVESTORS

Mike Moyer

LifeSci Advisors

617-308-4306

mmoyer@lifesciadvisors.com

MEDIA

Mike Tattory

Account Supervisor

LifeSci Communications

media@ambrx.com

Source: Ambrx Biopharma Inc.

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